Exhibit 99.1

FOR IMMEDIATE RELEASE Company Contact:
Edward Nichols
Manakoa Services Corporation Phone 303.327.5200 x664

Investors:
Jordan Silverstein/John Nesbett
The Investor Relations Group Phone: 212.825.3210

Manakoa Compliance Services and Compliance Auditing Management Packs Showcased at Microsoft Management Summit.

April 19, 2005, Kennewick, WA.: Manakoa Services Corporation MKOS, a pioneer in enterprise risk management and regulatory compliance, announced its Manakoa Compliance Services (MCS) software and four Compliance Auditing Management Packs (CAMP(TM)) for Microsoft Operations Manager (MOM) 2005 supporting Gramm-Leach-Bliley (GLBA), Health Insurance Portability and Accountability (HIPAA), Federal Information Security Management Act (FISMA), and Sarbanes Oxley legislative acts at the Microsoft Management Summit (MMS), April 18-22, 2005 at the Mandalay Bay Resort and Casino in Las Vegas, Nevada. The company anticipates releasing additional versions to support other emerging U.S. and international regulations in the near future. Over 8,000 IT professionals are attending the MMS event. Microsoft has enlisted Manakoa as one of only four partners to serve as a featured speaker. The Company also serves as an event sponsor.

"Manakoa Compliance Services maps regulations to IT assets to perform comprehensive compliance assessment. Our applications fill a gap between the regulations and IT with a repeatable process that organizes practices, procedures, and controls to reflect compliance status. Further, it helps to justify a return on investment for IT spending," stated Manakoa Senior Vice President for Development Mark Walla.

"The four Compliance Auditing Management Packs utilize Microsoft Operations Manager 2005 to enhance the product's depth by monitoring compliance levels and the actual workflow process for specific regulatory requirements. These products can also be used to pull resources from the Manakoa KnowledgeBase(TM) compliance research engine," states Walla, a Microsoft Most Valuable Professional (MVP) in the field of security.

"Microsoft customers are looking for enterprise management tools to assist in dealing with the very complex and mission critical issues surrounding regulatory compliance. By extending the use of Microsoft's Active Directory and MOM 2005, Manakoa Services Corporation has delivered solutions that can be easily integrated into enterprise environments and that further the Dynamic Systems Initiative, a commitment to help IT teams capture and use knowledge to design more manageable and automated IT systems," stated Felicity McGourty, Director of Marketing in the Windows and Enterprise Management division at Microsoft. "We are pleased that Manakoa is participating at the Microsoft Management Summit and welcome its considerable compliance expertise."

The Manakoa Compliance  Services is delivered as a Microsoft  Management Control
(MMC) to Windows 2003 Server's Active Directory. The familiar interface permits IT professionals to perform asset management compliance analysis and track progress across multiple regulations. The reporting and alert system utilizes the rich features of MOM 2005 for each of the supported regulations. These graphical and textual reports provide views that will be readily useable by individuals who have primary responsibility for the assets ranging from a Board of Directors member to a system administrator.

As a measure to validate the approach being taken by Manakoa, Arnold Burns, former Deputy Attorney General of the U.S. Department of Justice and current chairman of QuanStar Group states, "The need for highly responsive software to address the growing need for security in data systems and to help organizations manage the requirements of government legislation is significant, and Manakoa is well positioned for this need."

"We are extremely excited about providing our Manakoa Compliance Services, Compliance Auditing Management Packs and the Manakoa KnowledgeBase(TM) to organizations in need of regulatory and risk management assistance," states Admiral Stuart Platt (USN retired), Manakoa's Chairman. "By building our solution on the solid technological foundation provided by Microsoft we are free to extend meaningful services and meet the spirit of trustworthy computing."

Manakoa will be seeking early channel partner adopters of the MCS and the Compliance Auditing Management Packs for GLBA, FISMA, HIPAA and Sarbanes Oxley at the Microsoft Management Summit.

Trademarks are the property of the respective companies Microsoft Corporation and Manakoa Services Corporation.

About Manakoa Services Corporation

Manakoa (www.Manakoa.com) is an independent software vendor and professional services company addressing the multi-billion dollar IT security, IT compliance, and regulatory compliance marketplace for enterprise customers. Manakoa's security and compliance solutions suite offers advanced automation software designed to control business and IT policies, implement and enforce mandated compliance initiatives, and provide dynamic views for monitoring and administration based on the role and permissions of user and department. This groundbreaking software platform transforms high-cost security and compliance consulting engagements into automated, consistent, and cost-effective technology. Manakoa's software platform can greatly reduce consulting hours and time-to-compliance through sustainable, repeatable technology. Manakoa's flagship products are being previewed by Fortune 500 companies due to the unique templates for analyzing compliance with United States regulations such as the Gramm Leach Bliley Act, Sarbanes Oxley, FISMA, the USA Patriot Act, and HIPPA. Manakoa's full product suite, which will include Manakoa Compliance WorkCenter(TM) and Manakoa Compliance Command and Control Center(TM), provides a scalable, cost-effective, total compliance solution, which can be easily be utilized in concert with a company's existing IT. Standalone components of these suites include the Manakoa KnowledgeBase(TM), Manakoa Compliance Services, and Compliance Auditing Management Packs (CAMP(TM)). Finally, the Company recently announced a joint licensing and development agreement with Battelle Corporation and the Pacific Northwest National Laboratory (PNNL) to commercialize the first Cyber Attack Simulation Trainer. The Company is the only corporation to have three individuals named as Microsoft Most Valuable Professional in the field of Security.

Under the Private Securities Litigation Reform Act-with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the Company. Actual results and developments may differ materially from those contemplated by these statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors. The Company does not assume, and expressly disclaims, any obligation to update these forward-looking statements.

Contact Information: For Investor Information contact: The Investor Relations Group, Inc. Jordan Silverstein or John Nesbett 212-825-3210 or Manakoa Services Corporation Edward Nichols, 303-327-5200 x 664 Vice President-Business Development Enichols@manakoa.com.